EQUITABLE FINANCIAL LIFE INSURANCE COMPANY,

domiciled in New York

ENDORSEMENT APPLICABLE TO THE SEGMENT INTERIM VALUE

This Endorsement is part of your Contract and its provisions apply in lieu of any Contract provisions to the contrary. In this Endorsement, “we”, “our” and “us” mean Equitable Financial Life Insurance Company, “you” and “your” mean the Owner and “Endorsement” means this Endorsement.

This Endorsement is effective upon your Contract Date.

The following Section in your Contract is deleted and replaced with the following:

SECTION [2.04] SEGMENT INTERIM VALUE

We determine the Segment Interim Value of your investment in a Segment on each Business Day based on the estimated value of financial instruments consistent with current market prices and representing our obligation to provide your Segment Maturity Value on the Segment Maturity Date.

EQUITABLE FINANCIAL LIFE INSURANCE COMPANY

[	[

Mark Pearson,	José Ramón González
Chief Executive Officer]	Chief Legal Officer and Secretary]

2023-SIV	1